Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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July 22, 2022
Perella Weinberg Partners
767 Fifth Avenue
New York, New York 10153
Re:    Perella Weinberg Partners
Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as special counsel to you, Perella Weinberg Partners, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement (as defined below) relating to (i) the Company’s offer to exchange (the “Exchange Offer”) 0.20 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company for each of the Company’s (a) publicly traded warrants (the “Public Warrants”) to purchase shares of the Class A Common Stock, which warrants were issued under the warrant agreement, dated September 24, 2020, by and between the Company (f/k/a FinTech Acquisition Corp. IV (“FTIV”)) and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1, dated November 10, 2021, by and among the Company, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agreement”), in connection with FTIV’s initial public offering (“IPO”), and (b) warrants to purchase shares of the Class A Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”); and (ii) the solicitation of consents (the “Consent Solicitation”) from the holders of the Public Warrants to amend the Warrant Agreement to permit the Company to require that each outstanding Warrant (including each outstanding Private Placement Warrant) that is not tendered pursuant to the Exchange Offer be converted into 0.18 shares of Class A Common Stock (the “Warrant Amendment”), in each case upon the terms and subject to the conditions set forth in the Preliminary Prospectus (as defined below) and the Letter of Transmittal (as defined below).

Perella Weinberg Partners
July 22, 2022

In rendering the opinions stated herein we have examined and relied upon the following:
(a)    the registration statement on Form S-4 of the Company relating to Class A Common Stock and other securities of the Company filed on the date hereof with the Securities and Exchange Commission under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);
(b)    the preliminary prospectus/offer to exchange, dated July 22, 2022, relating to the Exchange Offer and Consent Solicitation, (such preliminary prospectus/offer to exchange being hereinafter referred to as the “Preliminary Prospectus”), which forms a part of and is included in the Registration Statement;
(c)    the letter of transmittal and consent (the “Letter of Transmittal”) relating to the Exchange Offer and Consent Solicitation; and
(d)    an executed copy of the Dealer Manager and Solicitation Agent Agreement, dated July 22, 2022, by and between the Company and Citigroup Global Markets Inc., relating to the Exchange Offer and Consent Solicitation.
In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable.
In rendering our opinion, we have relied upon statements of officers and other representatives of the Company and others, and we have assumed that such statements are and will continue to be true, correct and complete without regard to any qualification as to knowledge, belief or intent.
Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance,

Perella Weinberg Partners
July 22, 2022

moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law, although the discussion in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax considerations of the Exchange Offer and adoption of the Warrant Amendment to U.S. Holders (as defined therein) and Non-U.S. Holders (as defined therein), such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations of the Exchange Offer and adoption of the Warrant Amendment to U.S. Holders and Non-U.S. Holders.
Except as set forth above, we express no other opinion. This opinion is furnished only to you and is solely for your benefit in connection with the Registration Statement. It may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP